Exhibit 99.1

Ault Disruptive Technologies Corporation Announces Notice of Noncompliance with NYSE American Listing Standards

LAS VEGAS--(BUSINESS WIRE) – July 21, 2023 -- Ault Disruptive Technologies Corporation,  a special purpose acquisition company (the “Company”), announced today that on July 19, 2023, the Company received a written notice from the staff of NYSE Regulation of the New York Stock Exchange (“NYSE”) indicating that the Company is not currently in compliance with (i) Section 1003(b)(i)(A) of the NYSE American LLC (“NYSE American”) Company Guide (the “Company Guide”), which requires the Company to maintain a minimum of 200,000 shares publicly held on a continuous basis (the “Minimum Public Float”), and (ii) Section 1003(b)(i)(B) of the Company Guide, which requires the Company to maintain a minimum of 300 public stockholders on a continuous basis (the “Minimum Public Holders”).

According to the Letter and in accordance with Section 1009 of the Company Guide, the Company has 30 calendar days from the date of the Letter, or until August 18, 2023, to submit a plan advising of actions it has taken or will take to regain compliance with the Minimum Public Float and Minimum Public Holders requirements by December 20, 2024.

If the Company’s compliance plan is accepted by NYSE, then the Company would be subject to periodic reviews including quarterly monitoring for compliance with the plan. If the Company does not submit a plan, if NYSE does not accept the Company’s plan, if the plan is accepted but the Company is not in compliance with the continued listing standards by December 20, 2024, or if the Company does not make progress consistent with the plan during the plan period, then the Company’s common stock will be subject to delisting. The Company would have the opportunity to appeal that decision in accordance with Section 1020 and Part 12 of the Company Guide.

The Company intends to submit to NYSE a plan to regain compliance with the Minimum Public Float and Minimum Public Holders requirements. However, there can be no assurance that the Company will be able to satisfy the NYSE American’s continued listing requirements, regain compliance with the Minimum Public Float and Minimum Public Holders requirements, or maintain compliance with the other listing requirements.

The Letter has no immediate effect on the listing or trading of the Company’s common stock and units on the NYSE American, which currently trade under the symbols “ADRT” and “ADRTU”, respectively, subject to the Company’s compliance with the Letter and other continued listing requirements of the NYSE American. Release of this information is required by Sections 402(g) and 1009(j) of the Company Guide.

About Ault Disruptive Technologies Corporation

Ault Disruptive Technologies Corporation, a Delaware corporation, is a blank check company incorporated in February 2021 whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

While we may pursue an initial business combination opportunity in any business, industry, sector or geographical location, we intend to focus on opportunities to acquire companies with innovative and emerging technologies, products or services that have the potential to transform major industries and radically impact society. We intend to acquire a target business or businesses with disruptive technologies that our management team believes can achieve mainstream adoption and create opportunities for long-term appreciation in value.

Forward-Looking Statements

This press release contains “forward-looking statements”. Forward-looking are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report on Form 10-K filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ault Disruptive Technologies Corporation

ir@aultdisruptive.com